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Exhibit 10.6

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

        This FIRST AMENDMENT TO OFFICE LEASE AGREEMENT ("Amendment") is made as of this 12th day of May, 2003, by and between KOLL CENTER IRVINE NUMBER TWO, L.L.C., a Delaware limited liability company ("Landlord"), and NEW CENTURY MORTGAGE CORPORATION, a California corporation ("Tenant"), with reference to the facts set forth in the Recitals below.

R E C I T A L S:

        A.    Landlord and Tenant previously entered into that certain Office Lease Agreement dated April (undated), 2002 (the "Lease"). Pursuant to the Lease, Tenant currently leases from Landlord those certain premises (the "Existing Premises") known as Suites 1000 and 1100 being the entire tenth (10th) and eleventh (11th) floors of the building at 18400 Von Karman, Irvine, California (the "Building"). The Existing Premises contains approximately 40,061 aggregate rentable square feet (36,914 usable square feet).

        B.    Defined terms which are used in this Amendment without definition have the meanings given to them in the Lease.

        C.    Landlord and Tenant desire to amend the Lease in order to, among other things, expand the Existing Premises to include the entire ninth (9th) floor of the Building, all upon and subject to the terms set forth below.

        D.    Landlord and Tenant further desire to amend the Lease to reflect the State of California as the domicile of New Century Mortgage Corporation in lieu of the State of Delaware.

A G R E E M E N T:

        NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

        1.    Expansion Space.    Tenant hereby agrees to lease from Landlord and Landlord hereby agrees to lease to Tenant, Suite 900, which is the entire ninth (9th) floor of the Building (the "Expansion Space") on the terms and conditions hereinafter set forth. The "Rentable Area in the Expansion Space" shall mean the area contained within the demising walls of the Expansion Space and any other area designated for the exclusive use of Tenant plus an allocation of Tenant's pro rata share of the square footage of the Common Areas and the Service Areas. The Rentable Area in the Expansion Space consists of approximately 20,456 square feet of rentable area (18,822 usable square feet) as measured in accordance with standards observed by the Building Owners and Managers Association, including ANSI-Z65.1-1996, as interpreted by Stevenson Systems (the "BOMA Standard"), and is depicted on Exhibit "A" attached hereto. Exhibit "A" attached hereto showing the Expansion Space is hereby incorporated into and made a part of the Lease as amended hereby, supplementing the description of the Premises set forth therein. Tenant's use and occupancy of the Expansion Space shall be in accordance with all of the terms and conditions of the Lease as amended hereby. Upon completion of the tenant improvements for the Expansion Space, Landlord's architect shall provide to Tenant "as-built" CAD drawings for the Expansion Space and Tenant shall be entitled to independently verify the rentable and usable areas of the Expansion Space using the BOMA Standard; provided, however, that the Rentable Area in the Expansion Space and the usable square footage thereof shall not be modified unless Landlord and Tenant both agree to either increase or decrease the square footage of the Expansion Space. If the parties are unable to agree upon said increase or decrease,

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either party shall have the right to submit the matter to arbitration under the terms and conditions specified in Section 30 of the Lease.

        As of the Expansion Space Commencement Date (as hereinafter defined), all references in the Lease to the defined term "Premises" shall mean and refer to the Expansion Space and the Existing Premises (hereinafter collectively, the "New Premises"). The New Premises shall consist of approximately 60,517 rentable (55,736 usable) square feet in the aggregate.

        2.    Expansion Space Commencement Date and Term.    Subject to extension for any Landlord Delays (as defined in the Work Letter) or arising from events of "Force Majeure" as defined in the Lease ("Force Majeure Delays"), the term for Tenant's leasing of the Expansion Space ("Expansion Space Term") shall commence on the date ("Expansion Space Commencement Date") which is the earlier to occur of July 15, 2003 or the first business day after the weekend immediately following the date of substantial completion of the tenant improvements for the Expansion Space as set forth in the Work Letter Agreement attached hereto as Exhibit "B" ("Work Letter") and the granting of a certificate of occupancy or its equivalent for the Expansion Space, and shall be coterminous with the Term as to the Existing Premises, expiring on August 31, 2008. Notwithstanding the foregoing, no Landlord Delay or Force Majeure Delay shall be deemed to have occurred unless Tenant gives Landlord written notice of such delay within five (5) days of the occurrence of such delay, in which case, the number of days of actual delay commencing upon the first date of occurrence of actual delay shall be a Force Majeure Delay or Landlord Delay, as the case may be, but only to the extent such Force Majeure Delay or Landlord Delay actually delays Tenant in completing the Tenant Improvements. In no event shall any delays arising from the acts or omissions of Tenant, its employees, agents or contractors be deemed Force Majeure Delays.

        3.    Base Rent.    Throughout the Expansion Space Term, Tenant shall pay Base Rent for the Expansion Space in accordance with the following schedule:

*Months	Monthly Installments of Base Rent	Monthly Base Rent/RSF
1 - 2	$0.00	$0.00
3 - 12	$38,866.40	$1.90
13 - 24	$39,889.20	$1.95
25 - 36	$40,912.00	$2.00
37 - 48	$41,934.80	$2.05
49 - 08/31/08	$42,957.60	$2.10

*
measured from the Expansion Space Commencement Date

        4.    Tenant's Pro Rata Share.    As of the Expansion Space Commencement Date, Tenant's Pro Rata Share for the New Premises shall be 27.45%.

        5.    Base Year.    For purposes of calculating Tenant's Pro Rata Share of Basic Costs for the Expansion Space, the Base Year for the Expansion Space shall be calendar year 2003; however, Tenant's obligation to pay Tenant's Pro Rata Share of any increases in Basic Costs for the applicable calendar year over Basic Costs incurred during calendar year 2003 with respect to the Expansion Space shall commence as of the first day of Month 13 of the Expansion Space Term.

        6.    Condition of Expansion Space.    Subject to the disbursement by Landlord of the Allowance as defined in the Work Letter, Tenant shall construct improvements for the Expansion Space as more particularly described in the Work Letter.

        7.    Parking.    In conjunction with Tenant's leasing of the Expansion Space, as of the Expansion Space Commencement Date, Tenant shall be entitled to use up to one hundred two (102) additional unreserved parking spaces (the "Additional Spaces"), which shall be in addition to the Spaces granted

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to Tenant under the Lease. Tenant shall be entitled to convert up to ten (10) of such unreserved spaces to reserved status. During the Expansion Space Term, as same may be extended pursuant to Paragraph 2 of Exhibit E to the Lease, Tenant may from time to time increase (up to a maximum of 5 spaces per thousand rentable square feet of the Expansion Space) or decrease the number of parking spaces used by Tenant upon thirty (30) days prior written notice to Landlord. Tenant agrees to pay Landlord, concurrently with each monthly payment of Base Rent under the Lease as amended hereby, the cost of the actual number of Additional Spaces used by Tenant in accordance with the rate schedule set forth below; provided, however, that five (5) reserved parking spaces shall be provided to Tenant at no charge for the duration of the Expansion Space Term.

**Months	Rate/Unreserved Space/Month	Rate/Reserved Space/Month
1 - 12	$0.00	$0.00
13 - 08/31/08	$35.00	$75.00

**
measured from the Expansion Space Commencement Date

        Notwithstanding anything to the contrary in Exhibit G to the Lease, during the Expansion Space Term (as same may be extended by the Option Term), Tenant shall be entitled to purchase validation stickers at a 50% discount from Landlord's face value existing from time to time. Furthermore, should Landlord provide visitor parking rates, valet parking services or reserved parking rates to another tenant which are more favorable than those provided to Tenant hereunder, then Landlord shall offer to Tenant comparable services and/or reserved parking rates upon effectively the same terms and conditions offered to the other tenant, subject to adjustment based upon the remaining Term of the Lease, and other offsetting factors such as the base rental rate being paid by such tenant as compared to the base rental rate being paid by Tenant.

        8.    Broker.    Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Cushman & Wakefield of California, Inc. ("Cushman"), and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Amendment other than Landlord's broker, Transwestern Commercial Services ("Transwestern"). Landlord warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Transwestern Commercial Services ("Transwestern"), and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Amendment other than Cushman. Landlord shall pay a commission to Cushman in accordance with Landlord's separate agreement with said broker. Tenant shall indemnify, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) resulting from any breach by Tenant of the foregoing representation, including, without limitation, any claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant herein. Landlord shall indemnify, defend (by counsel reasonably approved in writing by Tenant) and hold Tenant harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys' fees and court costs) resulting from any breach by Landlord of the foregoing representation, including, without limitation, any claims that may be asserted against Tenant by any broker, agent or finder undisclosed by Landlord herein. The foregoing indemnities shall survive the expiration or earlier termination of the Lease as amended hereby.

        9.    Options.

          A.    Definition.    As used in this Amendment, the word "Option" means the: (i) Right of First Refusal pursuant to Paragraph 10 of this Amendment and (ii) the Termination Option pursuant to Paragraph 11 of this Amendment.

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          B.    Options Personal.    The Options are personal to the original Tenant executing this Amendment or any assignee under a Permitted Transfer ("Permitted Transferee"), and may be exercised only by the original Tenant executing this Amendment or a Permitted Transferee and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing this Amendment or a Permitted Transferee. The Options are not assignable separate and apart from the Lease as amended hereby, nor may any Option be separated from the Lease in any manner, either by reservation or otherwise.

          C.    Effect of Default on Options.    Tenant will have no right to exercise any Option, notwithstanding any provision of the grant of option to the contrary, and Tenant's exercise of any Option may be nullified by Landlord and deemed of no further force or effect, if Tenant is in default (unless Tenant is contesting the default in good faith) of any monetary obligation or material non-monetary obligation under the terms of the Lease beyond applicable notice and cure periods as of Tenant's exercise of the Option in question or at any time after the exercise of any such Option and prior to the commencement of the Option event. The provisions of this subparagraph C shall be applicable to a Permitted Transferee.

          D.    Options as Economic Terms.    Each Option is hereby deemed an economic term which Landlord, in its sole and absolute discretion, may or may not offer in conjunction with any future extensions of the Term.

        10.    Right of First Refusal.    Subject to the terms and conditions of Paragraph 9 above and this Paragraph 10, Tenant shall have the right, to lease any space that becomes available on the seventh (7th) or eighth (8th) floors of the Building, both of which are currently vacant ("Right of First Refusal Space") before such space is leased to a third party ("Right of First Refusal"); provided, however, Tenant's rights with respect to the eighth (8th) floor portion of the Right of First Refusal Space shall arise only after the expiration or earlier termination of any lease for such eighth (8th) floor space which is entered into within ninety (90) days of the date of this Amendment. Landlord hereby warrants and represents to Tenant that no other tenant of the Building has lease rights which are prior to the Right of First Refusal granted to Tenant herein other than a tenant which enters into a lease with Landlord for all or any portion of the eighth (8th) floor of the Building within ninety (90) days of the date of this Amendment.

        Subject to the foregoing, if Landlord receives a bona fide offer from a prospective tenant to lease all or part of the Right of First Refusal Space which Landlord is willing to accept ("Prospective Tenant") and such Prospective Tenant has requested that Landlord prepare a lease document for such space, Landlord shall give Tenant written notice of the availability of such space (the "Availability Notice"). As used herein, a bona fide offer shall mean that a third party has delivered to Landlord a written counterproposal and has requested that Landlord prepare a lease or similar document, outlining the terms of such party's leasing of the Right of First Refusal Space. The Availability Notice shall include a copy of the bona fide offer and shall describe the space so offered to Tenant and shall set forth the Rentable Area, and the other economic terms upon which Landlord is willing to lease such space to Tenant (provided that the term offered to Tenant shall be coterminous with the existing Lease Term and if the Availability Notice is given after month 12 of the Expansion Space Term, the economic package offered to Tenant, including tenant allowances, rent commencement date and construction buildout, shall not be less advantageous than what Landlord was willing to accept from the prospective tenant on a net effective rental basis; provided, however, the tenant improvement allowance shall be proportionately reduced based upon the length of Term remaining, and the Base Rent shall be adjusted to account for any material differences in the size of the Right of First Refusal Space subject to the bona fide offer as compared to that which Tenant may take). Notwithstanding the foregoing, if Landlord's Availability Notice is provided during months 1 through 12 of the Expansion Space Term, and Tenant accepts Landlord's offer to lease the applicable Right of First Refusal Space, the Base Rent

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shall be at the same rates set forth in this Amendment for the Expansion Space, and the allowance for the tenant improvements shall be $21.00 per square foot of Rentable Area.

        Except for the above terms, Tenant shall accept the space "AS-IS," and Landlord shall have no further obligation to improve the Right of First Refusal Space unless otherwise agreed to by the parties. Tenant shall have seven (7) Business Days after Landlord has delivered such offer to Tenant to accept or reject such offer. If Tenant notifies Landlord in writing of the acceptance of such offer within such seven (7) Business Day period, Landlord and Tenant shall enter into a written agreement modifying and supplementing the Lease and specifying that such Right of First Refusal Space accepted by Tenant is a part of the Premises demised pursuant to the Lease upon the commencement date thereof for the remainder of the Lease Term and any renewal thereof; if applicable, and containing other appropriate terms and conditions relating to the addition of the Right of First Refusal Space to the Lease as amended hereby (including specifically any increase or adjustment of the rent as a result of such addition). If Tenant does not notify Landlord in writing of its acceptance of such offer in such seven (7) Business Day period, then Tenant's rights under this paragraph with respect to that portion of the Right of First Refusal Space that is the subject of the bona fide offer shall terminate and Landlord shall thereafter be able to Lease such Right of First Refusal Space or any portion thereof to any third party; provided, however, that the Right of First Refusal Space is leased to a third party on terms no more favorable than offered to Tenant. Notwithstanding the foregoing, if Landlord has not entered into a lease for the Right of First Refusal Space within one hundred twenty (120) days after Tenant either rejects or is deemed to have rejected Landlord's offer, the Right of First Refusal shall be deemed reinstated as to the then applicable Right of First Refusal Space.

        Any termination of the Lease shall terminate all rights of Tenant with respect to the Right of First Refusal Space. The rights of Tenant with respect to the Right of First Refusal Space shall not be severable from the Lease, nor may such rights be assigned or otherwise conveyed in connection with any permitted assignment of the Lease as amended hereby. Landlord's consent to any assignment of the Lease shall not be construed as allowing an assignment or a conveyance of such rights to any assignee. Nothing herein contained should be construed so as to limit or abridge Landlord's ability to deal with the Right of First Refusal Space or to lease the Right of First Refusal Space to other tenants, Landlord's sole obligation being to offer, and if such offer is accepted, to deliver the Right of First Refusal Space to Tenant in accordance with this Paragraph 10.

        Except for a breach by Landlord of Landlord's reasonable obligations to deliver the Right of First Refusal Space to Tenant set forth in the following sentence, the Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting from any delay in delivering possession of the Right of First Refusal Space to Tenant, but abatement of the Base Rental attributable to the Right of First Refusal Space from the date of Tenant's acceptance of Landlord's offer with respect to the Right of First Refusal Space to the date of actual delivery of the Right of First Refusal Space, shall constitute full settlement of all claims that Tenant might have against Landlord by reason of the Right of First Refusal Space not being delivered upon the date of Tenant's acceptance of Landlord's offer. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts (including instituting unlawful detainer proceedings against a holdover tenant) to deliver the Right of First Refusal Space within a reasonable time following the date of Tenant's acceptance of Landlord's offer. Tenant's right of first refusal hereunder shall exist on each occasion that the Right of First Refusal Space becomes available during the Term and shall not be deemed waived or terminated by Tenant's failure to lease the Right of First Refusal Space on any particular occasion.

        11.    Termination Option.    Subject to the terms of this Paragraph 11 and Paragraph 9 of this Amendment, entitled "Options", and notwithstanding anything to the contrary contained in the Amendment, Tenant shall have the one time option to terminate and cancel the Lease, as amended hereby, with respect to the Expansion Space, effective as of the expiration of the thirty-sixth (36th) full calendar month of the Expansion Space Term ("Termination Date"), by delivering to Landlord, no later

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than the date which precedes the Termination Date by six (6) months (but not more than nine (9) months prior to the Termination Date), written notice of Tenant's exercise of its Termination Option ("Notice of Termination"). As a condition to the effectiveness of Tenant's exercise of its Termination Option and in addition to Tenant's obligation to satisfy all other monetary and non-monetary obligations arising under the Lease as amended hereby through to the Termination Date, concurrently with Tenant's delivery of the Notice of Termination to Landlord, Tenant shall pay to Landlord a termination fee of Three Hundred Fifty-Eight Thousand Five Hundred Thirty-Eight and No/100ths Dollars ($358,538.00) (the "Termination Consideration"). If Tenant properly and timely exercises its Termination Option and properly and timely delivers the Termination Consideration to Landlord and satisfies all other monetary and non-monetary obligations under the Lease including, without limitation, the provisions regarding surrender of the Expansion Space all of which must be accomplished on or before the Termination Date, then the Lease will terminate as to the Expansion Space as of midnight on the Termination Date.

        12.    Signs.    Subject to (i) Landlord's prior reasonable approval which shall not be unreasonably withheld or delayed, (ii) the sign criteria for the Property, (iii) all covenants, conditions, and restrictions affecting the Property and (iv) all applicable laws, rules, regulations and local ordinances, and subject to Tenant obtaining all necessary permits and approvals from the City of Irvine, California, Tenant shall also have the non-exclusive right, at Tenant's sole cost and expense, to have the name "New Century Mortgage Corporation" or "New Century" and its related logo placed on the exterior of the Building immediately to the right of the south lobby entry door which is adjacent to Prego Ristorante and faces Michelson Drive (the "Eyebrow Sign"). Tenant shall be solely responsible for payment of all costs and expenses arising from the Eyebrow Sign, including, without limitation, all design, fabrication and permitting costs, license fees, installation, maintenance, repair and removal costs; provided, however that the costs of design, fabrication, permitting, licensing and installation incurred by Tenant with respect to the Eyebrow Sign may be applied against the Allowance to be provided pursuant to Exhibit "B". If Tenant has not installed the Eyebrow Sign within twenty four (24) months after the date Landlord delivers possession of the Expansion Space to Tenant, Tenant shall automatically be deemed to have waived Tenant's right to install the Eyebrow Sign and such right shall be null and void and of no further force or effect.

        Landlord shall maintain and repair Tenant's Eyebrow Sign at Tenant's expense. Upon the expiration or earlier termination of the Lease as amended hereby, Landlord shall, at Tenant's sole cost and expense, and after obtaining Tenant's reasonable approval of the bid for such removal, (i) cause Tenant's Eyebrow sign to be removed from the exterior of the Building, (ii) except for ordinary wear and tear, repair any damage caused by the removal of the Eyebrow Sign, and (iii) restore the underlying surfaces to the condition existing prior to the installation of the Eyebrow Sign.

        The sign rights granted herein with respect to the Eyebrow Sign are personal to the original Tenant executing this Amendment or a Permitted Transferee and may not be assigned, voluntarily or involuntarily, to any person or entity other than the original Tenant executing this Amendment or a Permitted Transferee. The rights granted to the original Tenant hereunder are not assignable separate and apart from the Lease as amended hereby, nor may any right granted herein be separated from the Lease as amended hereby in any manner, either by reservation or otherwise.

        13.    Extension Option.    Tenant's Extension Option set forth in Paragraph 2 of Exhibit E to the Lease shall remain in full force and effect as to the New Premises.

        14.    Termination of Temporary Use License.    The Temporary Use License Agreement between Landlord, as licensor, and Tenant, as licensee, dated November 18, 2002 which was subsequently amended by that certain Amendment No. 1 to Temporary Use License dated December 31, 2002 (the "License"), shall automatically terminate on the Expansion Space Commencement Date, and the parties hereby waive the notice provisions contained in Section 2 of the License.

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        15.    Domicile of New Century Mortgage Corporation.    Retroactively effective as of the date of the Lease, Tenant is hereby defined as New Century Mortgage Corporation, a California corporation, in lieu of New Century Mortgage Corporation, a Delaware corporation. Any and all references to New Century Mortgage Corporation, a Delaware corporation, shall mean and refer to New Century Mortgage Corporation, a California corporation.

        16.    No Other Modifications.    All terms and conditions of the Lease remain unchanged and in full force and effect, except as otherwise expressly set forth in this Amendment. To the extent of any conflict between the express terms of the Lease and the express terms of this Amendment, the express terms of this Amendment shall prevail and control. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one in the same Amendment.

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        IN WITNESS WHEREOF, the parties have each executed this Amendment as of the date set forth above.

"TENANT"	NEW CENTURY MORTGAGE CORPORATION, a California corporation
	By:	/s/ ELISA LUCKHAM Print Name: Elisa Luckham Print Title: Vice President, Corporate Services
"LANDLORD"	KOLL CENTER IRVINE NUMBER TWO, L.L.C., a Delaware limited liability company
	By:	Connecticut General Life Insurance Company, a specially chartered Connecticut corporation, Its: Member and Manager
		By:	CIGNA Investments, Inc., a Delaware corporation, Its: Authorized Agent
			By:	/s/ ANN MARIE O'ROURKE Ann Marie O'Rourke Vice President
	By:	Transwestern Koll Center, L.L.C., a Delaware limited liability company Its: Member and Manager
	By:	/s/ DIRK DEGENAARS Dirk Degenaars, Managing Director

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EXHIBIT "B"

WORK LETTER AGREEMENT
[ALLOWANCE]

        1.    TENANT IMPROVEMENTS.    As used in this Work Letter Agreement, the term "Tenant Improvements" or "Tenant Improvement Work" means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below).

        2.    WORK SCHEDULE.    As soon as practicable following the execution of the Amendment to which this Work Letter Agreement is attached, the parties will review and approve a schedule ("Work Schedule") which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements. The Work Schedule will set forth each of the various items of work to be done or approval to be given by Landlord and Tenant in connection with the completion of the Tenant Improvements. Once approved by both Landlord and Tenant, the Work Schedule will become the basis for completing the Tenant Improvements and the plans and specifications therefor. All plans and drawings required by this Work Letter Agreement and all work performed pursuant thereto shall be prepared and performed in accordance with the Work Schedule. Upon mutual agreement, Landlord and Tenant may, from time to time during construction of the Tenant Improvements, modify the Work Schedule as they reasonably deem appropriate.

        3.    CONSTRUCTION REPRESENTATIVES.    Landlord hereby appoints the following persons) as Landlord's representative ("Landlord's Representative") to act for Landlord in all matters covered by this Work Letter Agreement:                        or                         of Transwestern Commercial Services.

        Tenant hereby appoints the following person(s) as Tenant's representative ("Tenant's Representative") to act for Tenant in all matters covered by this Work Letter Agreement: Elise Luckham of New Century Mortgage Corporation.

        All communications with respect to the matters covered by this Work Letter Agreement are to be made to Landlord's Representative or Tenant's Representative, as the case may be, in writing in compliance with the notice provisions of the Lease. Either party may change its representative under this Work Letter Agreement at any time by written notice to the other party in compliance with the notice provisions of the Lease.

        4.    TENANT IMPROVEMENT PLANS.

          (a)    Space Plans.    Landlord and Tenant hereby approve the space plans for the Expansion Space prepared by O3 Design dated March 26, 2003 (the "Space Plans").

          (b)    Preparation of Final Plans.    Based on the approved Space Plans, and in accordance with the Work Schedule, the architect will prepare complete architectural plans, drawings and specifications and complete, to the extent necessary, engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the Expansion Space (collectively, the "Final Plans"). The Final Plans will show (a) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the Expansion Space; (b) all internal and external communications and utility facilities which will require conduiting or other improvements from the base Building shell work and/or within common areas; and (c) all other specifications for the Tenant Improvements. The Final Plans will be submitted to Landlord for signature to confirm that they are consistent with the Space Plans. If Landlord reasonably disapproves any aspect of the final Plans based on any inconsistency with the Space Plans (which shall be limited to a Design Problem), Landlord shall advise Tenant thereof within three (3) Business Days of receipt of the Final Plans; provided that in the event that Landlord fails to so advise Tenant of a Design Problem within such three (3) Business Day period, such failure may at Tenant's election be deemed Landlord's irrevocable approval thereof. If Tenant is so advised, Tenant shall immediately (within three (3) Business Days)

  revise the Final Plans in accordance with such review and any disapproval of Landlord in connection therewith. Tenant shall make the minimum changes necessary in order to correct any such Design Problem and shall return the Final Plans to Landlord, which Landlord shall approve or disapprove within three (3) Business Days after Landlord receives the revised Final Plans. This procedure shall be repeated until all of the Final Plans are finally approved by Landlord and written approval has been delivered to and received by Tenant. Tenant shall have the right to submit any dispute relating to the approval of the Final Plans, which dispute continues for more than three (3) Business Days, to arbitration as set forth in the Lease.

          (c)    Requirements of Tenant's Final Plans.    Landlord will not unreasonably withhold its consent to changes in the Final Plans proposed by Tenant provided the Final Plans, as revised, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) be comprised of the Building standards set forth in the written description thereof (the "Standards") or of at least equal quality as the Standards or non-Building standards as may otherwise be reasonably approved by Landlord; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; and (iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors.

          (d)    Submittal of Final Plans; Change Orders.    Once approved by Landlord and Tenant, Tenant will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. The architect, with Landlord's cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. If Tenant requests any changes to the Final Plans, Landlord shall not unreasonably withhold its consent to any such changes, and shall grant its consent to suck changes within one (1) Business Day after Landlord's receipt of same, provided the changes do not create a Design Problem. If such changes increase the cost of constructing the Tenant Improvements, Tenant shall pay the increased costs; provided, however, that such costs may be applied toward any unused portion of the Allowance.

          (e)    Changes to Shell of Building.    If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the "Allowance" described in Section 5 below.

          (f)    Work Cost Estimate and Statement.    Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Tenant will submit to Landlord a written estimate of the cost (the "Work Cost") to complete the Tenant Improvement Work, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes is the Final Plans required by the City or County in which the Expansion Space is located (the "Work Cost Estimate"). Submission and approval of the Work Cost Estimate (which approval shall be deemed given within three (3) Business Days of Landlord's receipt thereof and which Work Cost Estimate may not be disapproved absent clear error) will proceed in accordance with the Work Schedule. Upon Landlord's approval or deemed approval of the Work Cost Estimate (such approved Work Cost Estimate to be hereinafter known as the "Work Cost Statement"), Tenant will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement pursuant to Section 6 hereof. If the total costs reflected in the Work Cost Statement exceed the Allowance described in Section 5 below, Tenant agrees to pay such excess.

          (g)    Selection of General Contractor.    A minimum of three (3) general contractors approved in advance by Landlord shall be permitted to bid the Tenant Improvement Work. All contractors invited to bid shall have the following qualifications: (1) be licensed; (2) be bondable; (3) be financially capable of performing the Tenant Improvement Work; (4) have expertise in constructing improvements such as those contemplated hereunder; and (5) have the ability to comply with Landlord's minimum insurance requirements; and (6) have the ability to undertake such work in the general vicinity of the Expansion Space within the estimated time period desired by Landlord and Tenant (all such bids being referred to hereinafter as "Qualified Bids"). Tenant shall solicit Qualified Bids from the approved contractors and Landlord and Tenant shall review the bids and shall mutually select the contractor from the approved bid list to act as general contractor for the construction of the Tenant Improvements. Notwithstanding the foregoing, so long as Landlord is satisfied that RMC Facilities Services, Inc. ("RMC") meets the foregoing requirements, Landlord hereby approves RMC as the general contractor for the Tenant Improvement Work.

        Notwithstanding anything to the contrary contained herein, for any work involving the mechanical, electrical and/or fire/life/safety systems of the Building (the "Critical Systems"), Tenant shall only use Landlord's designated contractors, provided that the services of such contractors may be obtained at market rates for such services. If Landlord requires Tenant to use such designated contractors, Landlord shall cause such contractors to charge Tenant for such work an amount equal to the lower of the cost such contractors charge Landlord for similar work performed for Landlord's own account, or the cost that comparable first class, reputable, and reliable contractors would have charged Tenant if selected pursuant to competitive bidding procedures. To the extent Tenant incurs increased design or construction costs because of the untimeliness of, or errors or omissions committed by any such contractors, such increased costs will be reimbursed by Landlord to Tenant within thirty (30) Business Days of receipt of an invoice from Tenant documenting and evidencing such costs and such reimbursement shall be in addition to, and shall not be deducted from, the Allowance; provided, however, that Tenant shall assign to Landlord all claims against such contractors, if any, to enable Landlord to seek reimbursement of such costs against such contractors. Should Tenant engage contractors other than those designated by Landlord for work on the Critical Systems, Tenant shall not do anything nor permit any work to be performed in violation of any warranties in force (which have been provided to Tenant prior to the date of this Amendment) with respect to the Critical Systems.

        5.    PAYMENT FOR THE TENANT IMPROVEMENTS.

          (a)    Allowance.    Landlord hereby grants to Tenant a tenant improvement allowance of $21.00 per square foot of Rentable Area in the Expansion Space, i.e., Four Hundred Twenty Nine Thousand Five Hundred Seventy Six and No/100ths Dollars ($429,576.00) based upon 20,456 square feet of Rentable Area in the Expansion Space (the "Allowance"). The Allowance is to be used only for:

              (i)  Payment of the cost of preparing the Space Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans.

             (ii)  The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

            (iii)  Construction of the Tenant Improvements, including, without limitation, the following:

              (aa) Installation within the Expansion Space of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, window coverings, millwork and similar items;

              (bb) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Expansion Space;

              (cc) The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the

      Expansion Space, including the cost of meter and key control for after-hour air conditioning;

              (dd) Any additional improvements to the Expansion Space required for Tenant's use of the Expansion Space including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements;

              (ee) All fire life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Expansion Space;

              (ff)  All plumbing, fixtures, pipes and accessories necessary for the Expansion Space;

              (gg) Testing and inspection costs; and

              (hh) Fees for the contractor and tenant improvement coordinator including, but not limited to, fees and costs attributable to general conditions associated with the construction of the Tenant Improvements and a construction administration fee in the amount of two percent (2%) of the cost of the Tenant Improvements (the "Construction Administration Fee") to cover the services of Landlord's tenant improvement coordinator. The Construction Administration Fee shall not be applied to the Moving Costs described in Section 5(f) below.

          (b)    Excess Costs.    The cost of each item referenced in Section 5(a) above shall be charged against the Allowance. If the Work Cost exceeds the Allowance, Tenant shall be solely responsible for payment of all excess costs, including the Construction Administration Fee allocable thereto.

          (c)    Changes.    Any substantial changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above. Tenant shall be solely responsible for any additional costs associated with such changes, including the Construction Administration Fee allocable thereto; provided, however, that such costs my be applied toward any unused portion of the Allowance. Landlord will have the right to decline Tenant's request for a change to the Final Plans if such changes are inconsistent with the provisions of Section 4 above.

          (d)    Governmental Cost Increases.    If increases in the cost of the Tenant Improvements as set forth in the Work Cost Statement are due to requirements of any governmental agency, Tenant shall be responsible for such additional costs, including the Construction Administration Fee allocable thereto; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance. Notwithstanding the foregoing, if, because the common areas (i.e., lobby, corridors and restrooms) of the Expansion Space do not comply with current life fire safety codes, physical handicap codes, and/or earthquake safety codes, Tenant incurs increased design or construction costs that it would not have incurred had the Expansion Space already been in compliance with the applicable life fire safety codes, physical handicap codes, and/or earthquake safety codes applicable to new construction, then any reasonable out of pocket costs incurred by Tenant as a direct result of such non compliance shall be reimbursed by Landlord to Tenant within thirty (30) Business Days after receipt by Landlord from Tenant of invoices documenting and evidencing such increased costs and notices from governmental authorities citing the code violations in question. Such reimbursement shall be in addition to and shall not be deducted from the Allowance.

          (e)    Unused Allowance Amounts.    Any unused portion of the Allowance upon completion of the Tenant Improvements will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease. Any unused portion of the Allowance may be applied, however, toward any excess costs described in Section 5(b), 5(c) and 5(d).

          (f)    Relocation Cost Option.    Notwithstanding any contrary provision in this Work Letter, Tenant shall have the option to apply up to $6.00 per square foot of rentable area of the Allowance, i.e., up to $122,736.00 based upon 20,456 square feet of rentable area, against Tenant's actual out-of-pocket moving and relocation costs, telephone and data cabling, exterior and interior signs, and furniture expenses ("Moving Costs"); provided, however, that Tenant submits to Landlord copies of contracts, receipts, invoices and other back-up documentation reasonably requested by Landlord evidencing such Moving Costs (collectively, the "Cost Documentation"). Tenant shall submit to Landlord within sixty (60) days following the Expansion Space Commencement Date an invoice for the Moving Costs accompanied by the Cost Documentation. If Tenant fails to submit the invoice and Cost Documentation to Landlord within such sixty (60) day period, Tenant shall be deemed to have waived its right to apply the allowable portion of the Allowance against Tenant's Moving Costs.

          (g)    Preliminary Space Plan Allowance.    Notwithstanding anything to the contrary in this Work Letter, Landlord, at Landlord's sole cost and expense and election and not as part of the Allowance, shall either (i) provide Tenant's designated architect an allowance of $0.12 per square foot of Rentable Area in the Expansion Space or (ii) have Landlord's architect prepare a preliminary space plan, including a maximum of two (2) revisions. If Landlord elects clause (ii), and Tenant requires more than two (2) revisions to the preliminary space plan, the cost of such revisions shall be applied against the Allowance.

          (h)    Disbursement of the Allowance.    Provided Tenant is not in default following the giving of notice and passage of any applicable cure period under the Lease or this Work Letter Agreement, Landlord shall disburse the Allowance to Tenant or directly to Tenant's contractor, at Tenant's sole direction, to reimburse Tenant or pay Tenant's contractor, as the case may be, for the actual construction costs which Tenant incurs in connection with the construction of the Tenant Improvements; the Allowance will be disbursed on a pro rata, phased basis as and when Tenant performs individual phases of the Tenant Improvement Work in accordance with the following:

              (i)  Fifty percent (50%) of the portion of the Allowance which is ratably attributable to a particular phase of Tenant's Work shall be disbursed to Tenant when Landlord shall have received "Evidence of Completion" as to fifty percent (50%) of Tenant's Work for such phase having been completed by Tenant as described hereinbelow;

             (ii)  Twenty-five percent (25%) of the portion of the Allowance which is ratably attributable to a particular phase of Tenant's Work shall be disbursed to Tenant when Landlord shall have received "Evidence of Completion" as to seventy-five percent (75%) of Tenant's Work for such phase having been completed by Tenant as described hereinbelow;

            (iii)  Fifteen percent (15%) of the portion of the Allowance which is ratably attributable to a particular phase of Tenant's Work shall be disbursed to Tenant when Landlord shall have received "Evidence of Completion" as to ninety percent (90%) of Tenant's Work for such phase having been completed by Tenant as described hereinbelow;

            (iv)  The final ten percent (10%) of the portion of the Allowance which is ratably attributable to a particular phase of Tenant's Work shall be disbursed to Tenant when Landlord shall have received "Evidence of Completion" as to one hundred percent (100%) of Tenant's Work for such phase having been completed by Tenant as described hereinbelow and satisfaction of the items described in subparagraph (vi) below;

             (v)  As to each phase of completion of Tenant's Work described in subparagraphs (i) through (iv) above, the appropriate portion of the Allowance shall be disbursed to Tenant only when the portion of Tenant's Work covered by the Draw Request has been completed in a good and workmanlike manner and Landlord has received the following "Evidence of Completion" as to the phase of Tenant's Work that has been completed:

              (A)  Tenant has delivered to Landlord a draw request ("Draw Request") in a form reasonably satisfactory to Landlord and Landlord's lender with respect to the Improvements specifying that the requisite portion of Tenant's Work has been completed, together with invoices, receipts and bills evidencing the costs and expenses set forth in such Draw Request. The Draw Request shall constitute a representation by Tenant that the Tenant's Work identified therein has been completed in a good and workmanlike manner and in accordance with the Final Plans and the Work Schedule;

              (B)  The architect for the Tenant Improvements has certified to Landlord that the applicable phase of Tenant improvements has been completed to the level indicated in the Draw Request in accordance with the Final Plans;

              (C)  Tenant has delivered to Landlord such reasonable evidence of Tenant's payment of the general contractor and subcontractors for the applicable phase of Tenant's Work covered by the Draw Request (or of the amounts owing to same) and the absence of any liens generated by such applicable phase of Tenant's Work as may be reasonably required by Landlord (i.e., either conditional releases, unconditional lien releases in accordance with California Civil Code Section 3262 or release bonds) in accordance with California Civil Code Sections 3143 and 3171);

              (D)  Landlord or Landlord's architect or construction representative has inspected the Tenant improvements and determined that the applicable phase of Tenant's Work covered by the Draw Request has been completed in a good and workmanlike manner;

            (vi)  The final disbursement of the balance of the Allowance shall be disbursed to Tenant only when Landlord has received Evidence of Completion as to all of Tenant's Work as provided hereinabove and the following conditions have been satisfied:

              (A)  Thirty-five (35) days shall have elapsed following the filing of a valid notice of completion by Tenant for the applicable phase of Tenant Improvements;

              (B)  A certificate of occupancy for the applicable phase of Tenant Improvements has been issued by the appropriate governmental body (or Tenant is otherwise entitled to a certificate of occupancy);

              (C)  Tenant has delivered to Landlord with respect to the applicable phase of Tenant's Work: (i) properly executed mechanics lien releases from all of Tenant's contractors, agents and suppliers in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), which lien releases shall be conditional with respect to the then requested payment amounts and unconditional with respect to payment amounts previously disbursed by Landlord; (ii) an application and certificate for payment (AIA form G702-1992 or equivalent) signed by the architect/space planner; (iii) original stamped building permit plans; (iv) copy of the building permit; (v) original stamped building permit inspection card with all final sign-offs; (vi) a reproducible copy (in a form reasonably approved by Landlord) of the "as-built" drawings of the Tenant improvements; (vii) final punchlist completed and signed off by the architect/space planner; and (viii) an acceptance of the Expansion Space signed by Tenant. In addition to the foregoing, Tenant shall provide to Landlord air balance reports and manufacturers' warranties and operating instructions for any equipment installed in the Expansion Space;

              (D)  Tenant has delivered to Landlord evidence reasonably satisfactory to Landlord that all construction costs in excess of the Allowance have been or will be paid for by Tenant.

        Notwithstanding anything to the contrary contained hereinabove, all disbursements of the Allowance shall be subject to the prior deduction of the portion of the Construction Administration Fee allocable to the Tenant Improvements described in the applicable Draw Request.

        If Landlord fails to timely fulfill its obligation to fund any portion of the Allowance, Tenant shall be entitled to deliver notice ("Payment Notice") thereof to Landlord and to the holder of any mortgage or trust deed encumbering the Building whose identity and address have been previously provided to Tenant. If Landlord still fails to fulfill any such obligation within ten (10) days after Landlord's receipt of the Payment Notice from Tenant and if Landlord fails to deliver notice to Tenant within such ten (10) day period explaining Landlord's reasons that Landlord believes that the amounts described in Tenant's Payment Notice are not due and payable by Landlord ("Refusal Notice"), Tenant shall be entitled, without limitation on Tenant's other rights or remedies, to fund such portion of the Allowance and to offset the amount so funded, together with interest at the Default Rate from the date of funding until the date of offset, against Tenant's next obligations to pay Rent. If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, Landlord shall pay the undisputed amount and, within ten (10) days after Tenants receipt of a Refusal Notice, either party may submit such dispute to arbitration in accordance with the Lease. If Tenant prevails in any such arbitration, the award by the arbitrator shall include interest at the Default Rate calculated from the date of funding by Tenant, if any, until the date of Landlord's payment of such award. Also, if Tenant prevails in any such arbitration, Tenant shall be entitled to apply such award as a credit against Tenant's obligations to pay Rent, and the award shall include interest at the Default Rate calculated from the date of funding by Tenant, if any, until the date of Tenant's application of such amounts as a credit against Rent.

          (i)    Books and Records.    At its option, Landlord, at any time within one (1) year after final disbursement of the Allowance to Tenant, and upon at least ten (10) days prior written notice to Tenant, may cause an audit to be made of Tenant's books and records relating to Tenant's expenditures in connection with the construction of the Tenant Improvements. Tenant shall maintain complete and accurate books and records in accordance with generally accepted accounting principles of these expenditures for at least one (1) year. Tenant shall make available to Landlord's auditor at the Premises within ten (10) Business Days following Landlord's notice requiring the audit, all books and records maintained by Tenant pertaining to the construction and completion of the Tenant Improvements.

        6.    CONSTRUCTION OF TENANT IMPROVEMENTS.    Provided Tenant has obtained all building permits required by the City of Irvine for the Tenant Improvements, following Landlord's approval of the Final Plans and the Work Cost Statement described above, Tenant's contractor (selected as provided in Paragraph 4(g) above) will commence and diligently proceed with the construction of the Tenant Improvements. Tenant shall use commercially reasonable efforts to substantially complete the Tenant Improvements by July 15, 2003.

        7.    FREIGHT/CONSTRUCTION ELEVATOR.    Landlord will, consistent with its obligation to other tenants in the Building, if appropriate and necessary, make the freight/construction elevator reasonably available to Tenant in connection with the construction of the Tenant Improvements, as well as the initial decorating, furnishing and moving into the Expansion Space. Tenant agrees to pay for any after-hours staffing of the freight/construction elevator, if needed.

        8.    LANDLORD'S WORK.    Landlord, at its sole cost and expense, and not as part of the Allowance, shall commence and diligently complete the following work in the Expansion Space using the same or comparable finishes as those existing on the tenth (10`°) floor of the Building (hereinafter, "Landlord's Work"):

          (a)   installation of a hard lid ceiling with soft lighting in the elevator lobby and the "common area" corridors;

          (b)   installation of new carpet throughout the common area corridors and elevator lobby (carpet quality and color to be comparable to that existing in the common area corridors and elevator lobby on the tenth (10th) floor of the Building;

          (c)   installation of new wall covering and refinishing, as necessary, of base boards throughout the common area corridors and elevator lobby;

          (d)   installation of granite floor border in the elevator lobby comparable to that currently existing in the elevator lobby on the tenth (10th) floor of the Building; and

          (e)   to the extent that the restrooms and corridors located within the Expansion Space are not in compliance with the ADA, fire—life-safety codes, and applicable building codes, Landlord shall correct any non-compliance as and when required under applicable codes, at Landlord's sole cost and expense.

        Subject to extension for any delays caused by Tenant, including without limitation, any delays caused by Tenant selecting finish materials which are not readily available, or delays arising from events of "Force Majeure" as defined in Section 34D of the Lease, Landlord shall use commercially reasonable efforts to complete Landlord's Work no later than seventy-five (75) days following the date of final mutual execution and delivery of the Amendment.

        9.    MISCELLANEOUS CONSTRUCTION COVENANTS

          (a)    No Liens.    Tenant shall not allow the Tenant Improvements or the Building or any portion thereof to be subjected to any mechanic's, materialmen's or other liens or encumbrances arising out of the construction of the Tenant Improvements. In the event of any such liens, the provisions of the Lease regarding mechanics' liens shall govern. Landlord shall be entitled to enter upon the Expansion Space at any time for purposes of posting a Notice of Non-Responsibility in conjunction with the Tenant Improvements.

          (b)    Diligent Construction.    Tenant will promptly, diligently and continuously pursue construction of the Tenant Improvements to successful completion in full compliance with the Final Plans, the Work Schedule and this Work Letter Agreement. Landlord and Tenant shall cooperate with one another during the performance of Tenant's Work to effectuate such work in a timely and compatible manner. In that regard, Landlord acknowledges that Tenant may be performing the Tenant Improvements in one or more phases at the Expansion Space.

          (c)    Compliance.    Tenant will construct the Tenant Improvements in a safe and lawful manner. Tenant shall, at its sole cost and expense, comply with all applicable laws and all regulations and requirements of, and all licenses and permits issued by, all municipal or other governmental bodies with jurisdiction which pertain to the installation of the Tenant Improvements. In addition, Tenant shall provide Tenant's contractors and subcontractors with the "Contractor Regulations and Guidelines for Tenant and Capital Improvement Work" attached hereto as Schedule 1 ("Contractor Regulations") and shall cause Tenant's general contractor to complete and deliver to Landlord the "Compliance Form" attached hereto as Schedule 2. Copies of all filed documents and all permits and licenses shall be provided to Landlord. Any portion of the Tenant Improvements which is not acceptable to any applicable governmental body, agency or department, or not substantially in accordance with the Final Plans, shall be promptly repaired or replaced by Tenant at Tenant's expense (subject to possible application of the Allowance). Notwithstanding any failure by Landlord to object to any such Tenant Improvements, Landlord shall have no responsibility therefor.

          (d)    Indemnification.    The terms of the Lease regarding indemnity, insurance and waiver of subrogation by the parties shall apply to the Tenant Improvements and the performance of Tenant's Work.

          (e)    Insurance.    Construction of the Tenant Improvements shall not proceed without Tenant first acquiring workers' compensation and commercial general liability insurance and property damage insurance as well as "All Risks" builders' risk insurance, with minimum coverage of $2,000,000 or such other amount as may be approved by Landlord in writing and issued by an insurance company reasonably satisfactory to Landlord. Notwithstanding anything to the contrary set forth in the Lease, Tenant shall not be required to obtain or provide any completion or performance bond in connection with any construction, alteration, or improvement work performed by or on behalf of Tenant if the contract price for such work is less than $1,000,000. Prior to commencing the construction of the Tenant Improvements, certificates of such insurance shall be furnished to Landlord. All such policies shall provide that thirty (30) days prior notice must be given to Landlord before modification, termination or cancellation. All insurance policies maintained by Tenant pursuant to this Work Letter Agreement shall name Landlord and any lender with an interest in the Expansion Space as additional insureds to the extent of Tenant's indemnity obligations under the Lease and comply with all of the applicable terms and provisions of the Lease relating to insurance. Tenant's contractor shall be required to maintain the same insurance policies as Tenant, and such policies shall name Tenant, Landlord and any lender with an interest in the Expansion Space as additional insureds.

          (f)    Construction Defects.    Landlord shall have no responsibility for the Tenant Improvements and Tenant will remedy, at Tenant's own expense (subject to possible application of the Allowance and applicable warranties), and be responsible for any and all defects in the Tenant Improvements that may appear during or after the completion thereof whether the same shall affect the Tenant Improvements in particular or any parts of the Premises in general.

          (g)    Additional Services.    If the construction of the Tenant Improvements shall require that additional services or facilities (including, but not limited to, hoisting, cleanup or other cleaning services, trash removal, field supervision, or ordering of materials) be provided by Landlord, and if Tenant requests that Landlord provide such additional services or facilities, then Tenant shall pay Landlord for such items at Landlord's cost or at a reasonable charge if the item involves time of Landlord's personnel only, which costs may be applied toward the Allowance. Electrical power and heating, ventilation and air conditioning shall be available to Tenant during normal business hours for construction purposes at no charge to Tenant.

          (h)    Coordination of Labor.    All of Tenant's contractors, subcontractors, employees, servants and agents must work in harmony with and shall not interfere with any labor employed by Landlord, or Landlord's contractors or by any other tenant or its contractors with respect to the any portion of the Property.

          (i)    Work in Adjacent Areas; Staging.    Any work to be performed in areas adjacent to the Premises shall be performed only after obtaining Landlord's express written permission, which shall not be unreasonably withheld, conditioned or delayed, and shall be done only if an agent or employee of Landlord is present; Tenant will reimburse Landlord for the expense of any such employee or agent, which expense may be applied toward the Allowance.

          (j)    HVAC Systems.    Except as otherwise expressly set forth in the Lease, Tenant agrees to be entirely responsible for the maintenance or the balancing of any heating, ventilating or air conditioning system installed by Tenant.

          (k)    Coordination with Lease.    Nothing herein contained shall be construed as (i) constituting Tenant as Landlord's agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease. Any default by Tenant or Landlord following the giving of notice and the passage of any applicable cure period with respect to any portion of this Work Letter Agreement shall be deemed a breach of the Lease for which Landlord and Tenant shall have all the rights and remedies as in the case of a breach of said Lease.

          (l)    Approval of Plans.    Landlord will not check Tenant drawings for building code compliance. Approval of the Final Plans by Landlord is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Tenant's responsibility to meet and comply with all federal, state, and local code requirements. Approval of the Final Plans does not constitute assumption of responsibility by Landlord or its architect for their accuracy, sufficiency or efficiency, and Tenant shall be solely responsible for such matters.

          (m)    Tenant's Deliveries.    Tenant shall deliver to Landlord, at least five (5) days prior to the commencement of construction of any phase of Tenant's Work, the following information:

              (i)  The names, addresses, telephone numbers, and primary contacts for the general contractor and all subcontractors Tenant intends to engage in the performance of Tenant's Work; and

             (ii)  The date on which such phase of Tenant's Work is expected to commence, together with the estimated dates of completion of Tenant's construction and fixturing work for such phase.

          (n)    Warranties.    Tenant shall cause its contractor to provide standard warranties for not less than one (1) year (or such shorter time as may be customary and available without additional expense to Tenant) against defects in workmanship, materials and equipment, which warranties shall run to the benefit of Landlord or shall be assignable to Landlord to the extent that Landlord is obligated to maintain any of the improvements covered by such warranties.

          (o)    Landlord's Performance of Work.    Within ten (10) Business Days after receipt of Landlord's notice of Tenant's failure to perform its obligations under this Work Letter Agreement, if Tenant shall fail to commence to cure such failure, Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement of the actual cost thereof by Tenant, any and all of Tenant's Work which Landlord determines, in its reasonable discretion, should be performed immediately and on an emergency basis for the best interest of the Premises including, without limitation, work which pertains to structural components, mechanical, sprinkler and general utility systems, roofing and removal of unduly accumulated construction material and debris; provided, however, Landlord shall use reasonable efforts to give Tenant at least ten (10) days prior notice to the performance of any of Tenant's Work. Except as otherwise specifically provided in this Work Letter, Landlord shall receive no fee for supervision, profit, overhead or general conditions in connection with the Tenant Improvements. If Landlord performs any work for Tenant in connection with the Tenant Improvements at Tenant's request and after Tenant approves the bids and cost of such work, Landlord shall be paid an amount equal to the actual costs reasonably incurred by Landlord in performing such work.

          (p)    Construction Drawings.    The architect shall cause "Construction Set Drawings" (excluding furniture, fixtures and equipment) to be delivered to Landlord and/or Landlord's representative as soon as reasonably practicable after the completion of Tenant's Work.

        10.    LANDLORD DELAY.    The term "Landlord Delay" as used in this work Letter Agreement shall mean any delay in the completion of the Tenant Improvements which is due to any act or omission of Landlord (wrongful, negligent or otherwise), its agents or contractors (including acts or omissions while acting as agent or contractor for Tenant). The term Landlord Delay shall include, but shall not be limited to any: (i) delay in the giving of authorizations or approvals by Landlord; (ii) delay attributable to the acts or failure to act, whether willful, negligent or otherwise, of Landlord, its agents or contractors, where such acts or failure to act delay the completion of the Tenant Improvements; (iii) subject to compliance with the Contractor Regulations, delay attributable to the interference of Landlord, its agents or contractors with the completion of the Tenant Improvements or the failure or refusal of any such party to permit Tenant, its agents or contractors, access to and use of the Building or any Building facilities or services, including freight elevators, passenger elevators, and loading docks, which access and use are required for the orderly and continuous performance of the work necessary to complete the Tenant Improvements; (iv) delay by Landlord in administering and paying when due the Allowance (in which case, in addition to such delay being deemed a Landlord Delay, Tenant shall have the right to stop the construction of the Tenant Improvements); (v) delay by Landlord in completing Landlord's Work; and (vi) delay directly resulting from Landlord giving Tenant incorrect or incomplete Building core and shell plans. In the event of a Landlord Delay, Landlord shall (i) increase the Allowance by an amount sufficient to reimburse Tenant for the increased costs actually and reasonably incurred by Tenant as a result thereof, and (ii) extend the Expansion Space Commencement Date by the length of the Landlord Delay.

[END OF WORK LETTER AGREEMENT]

SCHEDULE 1
TO EXHIBIT B

IRVINE CENTER TOWERS

18200, 18300, 18400 and 18500 Von Karman Avenue, Irvine, CA

CONTRACTOR REGULATIONS AND GUIDELINES
FOR TENANT AND CAPITAL
IMPROVEMENT WORK

TRANSWESTERN COMMERCIAL SERVICES

Authorized Property Manager for

Irvine Center Towers
(Koll Center Irvine Number Two, L.L.C.)

1

"CONTRACTOR REGULATIONS AND GUIDELINES
FOR TENANT AND CAPITAL IMPROVEMENT WORK"

        The Tenant's or Landlord's contractor involved in the Tenant or capital Improvement Work (the "Contractor") shall comply with each and every of these "Contractor Regulations and Guidelines for Tenant and Capital Improvement Work" (the "Regulations"), as applicable. In addition, the Contractor shall incorporate these Regulations into each contract and subcontract that it executes in connection with the Tenant or Capital Improvement Work (the "Work"). In all cases, to the extent there are any inconsistencies between these Regulations and any other contract document(s), these Regulations shall govern.

        It is understood and agreed by all parties that nothing contained in these Regulations shall in any way affect, modify or supersede any of the terms set forth in the Tenant's lease for space at the Building, including, without limitation, any indemnifications set forth therein. In addition, Tenant, Manager, and the Owner of the Building will NOT be responsible for any property belonging to Contractor, its employees, agents or subcontractors or of others associated in any way with the Work.

  LAWS AND ORDINANCES—The Contractor shall fully comply with all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, which now or at any time may be applicable to the Building or the Work, or any part thereof ("Laws and Ordinances"). Where conflict exists between the contract documents and applicable standards under any Laws or Ordinances, the greater quantity or the more stringent or higher quality requirements shall apply. The Contractor or subcontractor, as applicable, shall obtain at its expense all permits and licenses necessary to perform the Work. The Contractor or subcontractor, as applicable, shall hold valid state and local licenses for the type of work to be done. Evidence of such is to be given to Building Management ("Management") prior to the start of any construction work.

  BUILDING MANAGEMENT—The Contractor's superintendent is encouraged to make use of Management's experience with the Building systems. Management will make itself available for consultation during the entire Work process. Management may attend all meetings with Contractor, subcontractors and/or architects (or space planners) that involve Building systems or major changes of scope and, therefore, Management shall be informed of all such meetings.

  APPROVAL OF PLANS—Within 48 hours of receipt of bid set of plans, Contractor will provide Management with a list of potential subcontractors that will be bidding the project. Upon receipt of this list, Management will have the sole discretion to approve or disapprove any of the subcontractors before subcontractor bidding begins. Prior to commencement of any Work, plans and specifications must be approved by Management. Contractor is responsible for checking with Management on the approval of the plans and specifications.

  PRE-CONSTRUCTION MEETING—A "kick-off" meeting will be scheduled by Management prior to start of construction to discuss guidelines, procedures, schedules, quality control and other items that are intended to make the job run smoother for all parties. Such meeting shall be attended by Tenant, Contractor, architect (or space planner) and representatives from Management.

  Prior to the commencement of work, Contractor shall submit a detailed Construction Schedule to Management. Construction Schedule will address principal categories of work, the order the work is being done, the commencement and completion of each category.

    All coordination with Management (i.e., use of loading dock, freight elevator, deliveries, after-hours access, etc.) will be done by the Contractor only, not individual subcontractors.

2

  MANAGEMENT ACCESS—Management shall at all time have access to the Work regardless of its state, preparation and progress.

  INSURANCE—Each Contractor and subcontractor shall purchase and maintain insurance in full accordance with each of the terms and conditions set forth by Management. No Contractor shall be allowed to start any work in the Building without a current certificate of insurance on file with Management and the Tenant, Contractor must keep current insurance certificates on all subcontractors. Any Contractor or subcontractor performing work found to be without current insurance shall be immediately ordered off the premises,

  SAFETY—Contractor and each subcontractor shall implement and maintain an accident prevention program and an employee safety training program. Contractor shall designate responsible safety officer on the job site who will immediately report contractor incidents to the Management. Proof of compliance with CAL—OSHA Rule SB198 should be submitted to Management. All employees on the job, regardless of whose direct payroll they are on, are required to respond to safety instructions from the Contractor's supervisor. Persons who do not respond shall be removed from the job.

  SAFETY INSPECTIONS—Management reserves the right to inspect the job site while work is in progress for safety and health requirements per current Federal or State/OSHA regulations. Any violations discovered shall be corrected by the Contractor immediately at its expense, or Management shall have the option to correct such violations and deduct the expenses from monies due the Contractor.

  SUBCONTRACTOR LIST—The Contractor will be required to furnish the Tenant and Management with a list of subcontractors prior to commencement of the job. This list will include phone numbers and contacts for Contractor and each subcontractor, including home and emergency telephone numbers.

  APPEARANCE—All persons employed throughout the course of the contract shall be qualified for performing the work to which they are assigned. All individuals working on the premises must wear a shirt with company identification. Clothing shall be suitable to the task being done. Tank tops, shorts, caps, sandals, T-shirts with objectionable printing, etc., shall not be permitted. No tobacco smoking or chewing will be permitted on the premises. Smoking is not allowed in the building.

  SOUND DEVICES—No radios, compact disc players, tape players, sound devices used with headphones or other non-functional sound producing equipment will be permitted on any floor (unless required by code).

  BEHAVIOR—Respect must be shown to the Tenant and other Building tenants at all times. Rude and obscene behavior, including foul and abusive language, will not be tolerated. Offenders will be asked to remove themselves from the premises and shall not be permitted to return.

  VANDALISM—No graffiti or vandalism will be tolerated. Any individual caught in the act shall be immediately removed from the premises and will not be allowed to return. In addition, all remediation and/or repairs will be at the Contractor's expense.

  CONSTRUCTION PARKING—In order for construction personnel to park at the Building, parking privileges for each vehicle must be purchased from Management. Such parking privileges may be purchased at prevailing rates, Construction personnel must park only on designated areas and/or parking structure rooftop and will have their parking privileges revoked if they park on any other level or area. No parking is permitted in the loading area. Violators will be towed at their expense. These regulations will be strictly enforced. Construction workers may be notified and pulled off the job site to relocate their vehicles with no penalty to the job schedule. Leaking oil

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  stains must be cleaned within 24 hours of notification of occurrence. Contractors may identify themselves to the parking attendant and pay market rates per day for parking.

  INGRESS/EGRESS—Unless dictated otherwise, all Contractors, subcontractors and personnel shall enter and exit through the loading dock and freight elevators at all times. Building security personnel have the right to inspect all tool boxes of any and all Contractors, subcontractors and personnel upon departure from the Building.

  MATERIAL/EQUIPMENT DELIVERIES—All material and equipment deliveries shall be made at the loading dock between the hours designated by Management which are currently set at: 6:00pm—8:00am, Monday through Friday, or all day Saturday and Sunday via a reservation. The freight elevator must be used for all material deliveries. If deliveries are to be made at other times, prior approval must be obtained from Management. At no time will material be transported through the Building lobby or public areas unless specifically authorized in writing by Management. When making deliveries, reinforced, non staining masonite board must be installed by Contractor to protect wall and floor finishes. Contractor and subcontractors should consult the Building Specifications for complete rules and procedures relating to corridor, elevator and public area protection.

  ONSITE STORAGE—With prior arrangement, Management may provide onsite storage of materials, tools, equipment, etc. Management, Building Security, Owner or Owner's Agent will not assume any responsibility for the security or safety of any stored materials, tools, equipment, etc. The Contractor, Sub-Contractor, or Materials Supplier assumes all risk for onsite storage. Management and Building personnel will not receive or accept any material on behalf of the Contractor.

  EXCESS MATERIALS—Management or the tenant will not compensate the Contractor or Sub-Contractors under any circumstances for excess materials due to receiving damaged material from a supplier and/or due to fabrication errors in the Contractor's facilities or in the field.

  FREIGHT ELEVATORS—Access will be provided via the freight elevators based upon a subcontractor list provided to Management. All Contractors and construction personnel must use only the freight elevator for transportation of workers, materials, equipment and removal of debris. Special care must be taken to maintain the metal and fabric finishes to the interior and exterior of the elevator cab and the path of travel to the job site. The Contractor will be responsible for maintenance and/or repairs to the freight elevator and to the path of travel to the job site, upon completion of the construction project at its sole expense.

  No Contractor or subcontractor personnel or equipment are permitted within the finished passenger cabs or escalators. If any Contractor or subcontractor personnel are found in the passenger cabs, Contractor or subcontractor may be removed from the job and the elevators will be immediately inspected for damage. All damage, whether a result of such use or not, shall be corrected by Management at Contractor's expense.

  AFTER HOURS ACCESS—After hours access will be provided based upon the subcontractor list provided to Management. Any deviation will require written explanation from the Contractor. An "After Hours Access Request Form" may be obtained from Management during normal business hours and must be submitted to Management Office in accordance with the Management's schedule.

  ACCESS TO OTHER TENANT SPACE—Should the Contractor require access to another tenant's occupied space within the Building, Contractor must notify Management in writing at least 48 hours in advance with the proper form. The request should include the list of subcontractors who will be accessing the space, whether or not they will require ceiling access, the areas that will be worked on and the length of time needed to complete or perform work in the space.

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  DAILY CLEAN-UP OF WORK AREAS—The Contractor shall clean-up on a daily basis all areas affected by the Work including, but not limited to, the Work site; the path of travel, all public areas such as corridors, restrooms, janitor's closets; and the perimeter and staging areas of the building. In the event that the Contractor fails to clean up on a daily basis to the satisfaction of Management, Management may elect to arrange for all necessary clean-up work and back-charge Contractor for the same.

  Food and related lunch/snack debris shall not be left in the suite under construction or anywhere else in/or about the building, but shall be immediately and properly disposed of by the Contractor. Construction employees are not to use the street level lobby or immediate outside areas as eating locations.

    RESTROOMS—Specific restrooms will be designated for Contractor usage. Contractor is responsible for maintenance while using such designated restrooms. Upon completion of the Work, the Contractor will be responsible for restoring all designated restrooms to their original state. Restrooms are not to be used for clean-up of tools or equipment. At contractor request the janitorial closet may be made available. Janitors' slop sinks cannot be used for disposal of flammable material, hazardous waste or drywall.

    DUST ON OCCUPIED FLOORS—On tenant occupied floors, Contractor is required to erect and maintain dust barriers at exit areas of construction and proper dust covers (including walk-off mats) on the floors at exit areas of, construction and at the doors to the freight elevators. Contractor is responsible for taking all extra precautions to safeguard the floors, walls and/or elevators from damage that may be caused by the movement of materials or debris.

    The Contractor shall cover all return air transfers when working next to a tenant-occupied space to control the transmission of dust and dirt in accordance with requirements of Management. Covering must be removed at the completion of daily construction. Contractor shall keep all tenant entrance and exit doors closed to restrict the movement of dust or dirt and shall close off temporary openings with polyurethane approved by the City's Fire Department. Due to local fire codes, no openings may be made on a tenant occupied floor to the corridor unless the door remains closed except when materials are being delivered. Pre-filters should be installed over all return air openings until finished floors are installed in accordance with requirements of Management.

  CONSTRUCTION WASTE AND DEBRIS—All construction waste and debris shall be removed on a daily basis and shall not be allowed to accumulate. All construction waste and debris shall be removed via the freight elevator to the loading dock. No construction waste or debris may be placed in the Building dumpster/compactor. The Contractor will provide for removal of waste and debris from the Building at its own expense. Contractor will dispose of all waste and debris in an environmentally safe manner and in full compliance with all Laws and Ordinances. If a dumpster is required (space allowing), the location must be authorized by Management. Any dumpsters placed in the main loading dock area can only come in to the property after 6:00 pm, and must be removed by 8:00 am the following morning. Please consult the Building Specifications/Guidelines for complete rules and procedures relating to demolition and waste removal.

  AIR CONDITIONING—Air conditioning to the Tenant's space will be provided in accordance with requirements of the Tenant and Management.

  ODORS—On partially occupied floors, painting, staining and varnishing are to be done after-hours when air conditioning is non operational and dampers are closed. Contractor must notify Management at least 24 hours prior to commencing any painting or varnishing. Any spray painting with solvent based paints must be pre-approved by the City's Fire Department. Painting of elevator

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  doors is to be supervised by the elevator maintenance vendor of the Building. Any cost incurred is the responsibility of the Contractor.

  SIGNS—Wet paint signs must be posted in all public areas when appropriate.

  COMBUSTIBLE OBJECTS—Removal of combustible objects such as cardboard, empty paint cans, paint rags and other combustible materials should occur on a daily basis; such objects should be disposed of in an approved receptacle and in an environmentally safe manner in full compliance with all Laws and Ordinances.

  FLAMMABLE LIQUIDS—The storage of all flammable liquids (paint, lacquer thinners, paint thinners, etc,) shall be in UL approved fire rated (for flammable liquids) storage cabinets or the liquids are to be removed from the Building daily. If such liquids are to be stored in the proper storage cabinets, Management should be notified of their existence, location and quantity. At the end of the Work, all remaining flammable liquids are to be removed from the Building and disposed of in an environmentally safe manner in full compliance with all Laws and Ordinances.

  HAZARDOUS MATERIALS—The Contractor must work with Management in identifying or establishing hazardous materials used by the Contractor at the job site such as corrosive, flammable, toxic, explosive, or irritating substances, and unpleasant odors, or any other materials which would contribute to a dangerous, unsafe, and/or unpleasant condition. This process must take place prior to the Contractor commencing work.

  If Material Safety Data Sheets or any other information are available on these materials, a copy must be furnished by the Contractor to Management and to the local Fire Marshall's office. Management will work with the Contractor in establishing hidden hazards already existing on the property near or at the job site, prior to the commencement of work.

  GAS POWERED DEVICES—No gasoline operated devices, i.e., concrete saws, coring machines, welding machines, etc. shall be permitted within the Building. All work requiring such devices shall be performed by means of electrically operated substitutes.

  GAS/OXYGEN CANISTERS—All approved gas and oxygen canisters shall be properly chained and supported to eliminate all potential hazards. At the completion of use, said containers shall be promptly removed from the Building.

  TELEPHONE ROOMS—Any use of telephone room chase way must be approved in advance by Management.

  CEILING TILE—The Contractor shall be responsible for replacing ceiling tiles, removed to facilitate their operations, to the satisfaction of Management. Exposed non-rated telephone or computer cables shall not be permitted in return air plenums. Such cabling shall be enclosed only in steel conduit with steel connectors or Teflon wire approved by the Fire Marshall.

  STAIRWELLS/FIRE DOORS—During the Work, stairwells and fire doors leading to stairwells may not be blocked with trash. Fire doors may not be propped or blocked open in any fashion or in any way. Stairwells may not be used for the storage of any materials and are to be kept clear at all times.

  FIRE/SMOKE DAMPERS—During the Work, fire dampers and smoke dampers may not be propped open.

  SMOKE DETECTORS—All smoke detectors on the base Building system are to be protected during construction, demolition, sweeping, clean-up or other operations that may cause considerable dust or smoke. At the end of each work day, after the dust has settled, each smoke detector that has been protected during the day is to be uncovered to ensure proper operation.

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  FIRE/LIFE SAFETY—All fire/life safety wiring must be done strictly in accordance with the Building Specifications. Contractor should contact Management for such wire specifications. Only life safety contractors designated or approved by Management will be allowed to install and/or connect life safety devices (i.e., speakers, pull stations and smoke detectors).

  F/L/S SYSTEM CONNECTIONS AND SHUT-DOWNS—The Contractor shall coordinate with the Management and the Building Chief Engineer the shut down of any building systems necessary during the undertaking of the work. A minimum of twenty-four (24) hours prior written notice will be given prior to testing and/or inspection of the Fire/Life/Safety alarm panel in order to provide Management sufficient time to alert the monitoring contractor and the tenants.

  SPRINKLERS—The Contractor or subcontractor requiring the shutdown and draining of the Fire Sprinkler System on any floor must follow the Buildings' procedures for this process. All work performed on fire sprinklers and/or fire standpipes must be scheduled with Management and the Building Chief Engineer at least twenty four (24) hours in advance.

  It should be noted that no more than two continuous floors are to be drained at one time. At no time shall a floor be permitted to be dry after working hours or over a weekend or holiday.

  FIRE ALARM SYSTEM—All of Contractors, subcontractors and their personnel are to take adequate precautions to prevent the accidental tripping of the fire alarm system. All management and other costs connected with resetting false alarms initiated by the Contractor or subcontractors or their personnel will be charged to the Contractor's account.

  At completion of every Contractor work day, the fire/life/safety system shall be left trouble-free and alarm-free.

  FIRE EXTINGUISHERS—Contractor is required to keep at least four currently certified 10 pound ABC fire extinguishers on each floor during construction. They are to be placed inside the controlled area, and all workers are to be informed as to their location and proper use. In addition, in case of an emergency, construction workers should be informed by their supervisor of the means of egress from the floor, location of fire pull stations, and locations of wet stand pipes.

  LOUD NOISES—Noise producing work, including, but not limited to, demolition, hammering, drilling, jack hammering, use of power activated fasteners and tools, etc., shall NOT be allowed during the business day, from 7:00 am through 6:00 pm.

  CORE DRILLING—Prior to core drilling, Contractor must inform Management of the locations of the core drill for the review and approval of the Building Chief Engineer. All core drills are to be located from the underside to prevent damage to any of the exposed fire/life safety conduits on the underside of the decking. If cores are to be wet-drilled, slurry run-off shall be contained and must not be allowed to reach tenant areas below the construction. Slurry run-off that migrates to the floor below shall be cleaned by the Contractor at its expense. Coring hours will be 7:00 pm through 6:00 am. Any penetrations made in steel structural beams are to be approved in advance by the Building Structural Engineer and permitted by the City and State, if applicable.

  LOADING METAL DECKING—Contractor agrees that ceiling, mechanical equipment or other loads will not be hung from the metal decking unless shown on the drawings approved by Landlord and by the Building Structural Engineer and permitted by the City and State, if applicable.

  DAMAGE TO BUILDING—Any damage sustained during the Work to electrical rooms, telephone rooms, storage closets, janitor closets, restrooms, or freight lobbies is the responsibility of the Contractor. A list of pre-existing damage to these areas should be submitted to Management, and should be acknowledged by such offices, prior to commencement of the Work.

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  SCAFFOLDING—All scaffolding equipment, hardware, and material; method of erection and attachment to existing structures; must comply with the most current State and Federal OSHA regulations or any other applicable statutes, ordinances, or regulations.

  KEYS AND LOCKS—All keying schedules and/or lock cylinders must be provided to Management a minimum of three weeks prior to Tenant's move-in. The Contractor and Management will have keys to the construction cylinders for access. Tenant and Contractor should consult the Building Specifications/Guidelines security lock and cylinder requirements. If Management charges for keying, the Contractor is responsible for such costs.

  CONTRACTOR SIGNAGE/LOGOS—Management does not permit Manufacturer, and/or Contractor signage or logos of any type to be affixed to the structure, machinery, equipment, hardware, appliance, etc. whereby it may be observed on the building property.

  ELECTRICAL ROOMS—All electrical rooms on construction floors are to be kept clean and orderly at all times and must be locked at the end of each work day. These rooms cannot be used as storage for tools or supplies. At the end of each day, all garbage and wire remnants are to be removed and a clear pathway maintained to all panels. Initial access to electrical & telephone equipment rooms clan be arranged through Management. Doors to electrical and telephone equipment rooms may not be propped or blocked open in any way. Tenant equipment may not be installed in electrical rooms. All panels are to be replaced and properly labeled upon completion of work. All penetrations through floors, walls and ceilings should be properly fire safed upon completion.

  ELECTRICAL SERVICE—The Building shall provide electrical service consisting of 110V/220V outlets with 15A/20A capacity at the electrical room. Any power distribution requirements in excess of that listed per the Tenant's lease shall be the responsibility of the Contractor or subcontractors, as applicable.

  GROUND TESTING—Upon completion and termination of all electrical circuits, and before energizing, Contractor must notify Management so that a neutral to ground bonding test may be performed.

  TEMPORARY POWER—Contractor shall provide temporary electrical devices within the demised premises for its subcontractors' use. Contractor will not be permitted to run extension cords through public space on occupied floors or through occupied tenant spaces.

  ENERGY CONSUMPTION—The Contractor shall use reasonable measures to minimize energy consumption in the construction area when possible. The Building shall pay for normal electrical consumption during the construction process. All lights and equipment must be turned off at the end of the Contractor's business day. In the event that the Contractor leaves lights or equipment on during off hours, Management reserves the right to receive from Contractor or Tenant just compensation for excessive electrical consumption.

  CITY REQUIRED CORRECTIONS—Contractor is not to proceed with any corrections requested by the City's Building and Safety Department or by the City's Fire Department without a written concurrence from the Landlord. Request for change orders on this subject must be accompanied by the Order to Comply or by the Correction Notice with the City Number generated by the Inspector. The Landlord must be contracted immediately on any requests by the above referenced inspectors.

  SYSTEM READINESS—At the completion of the Work, the Contractor and each subcontractor along with Management's Building maintenance personnel shall direct the evaluation of utilities, operation systems, and equipment for readiness; shall assist in their initial start-up and testing by subcontractors; and shall provide general familiarization training for Management personnel.

  AS-BUILTS—Upon completion of the Work, Contractor shall submit complete sets of marked-up, as-built drawings and record documents to the architect (or space planner) for approval. Upon approval, these shall be forwarded to the Tenant and Management. In addition, the Tenant and Management shall be allowed to obtain copies of manuals for each item of equipment and apparatus furnished in connection with the Work. Contractor must provide Management complete documentation as outlined in the Contract.

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SCHEDULE 2
TO EXHIBIT B

IRVINE CENTER TOWERS

18200, 18300, 18400 and 18500 Von Karman Avenue, Irvine, CA

COMPLIANCE FORM

        Upon reading Transwestern Commercial Services' "Contractor Regulations and guidelines for Tenant and Capital Improvement Work", PLEASE SIGN, DATE AND RETURN this form to:

TRANSWESTERN COMMERCIAL SERVICES
18500 Von Karman, Suite 120
Irvine, CA 92612-0504

        I have read and fully understand Transwestern's "Contractor Regulations and Guidelines for Tenant and Capital Improvement Work" and I will adhere to them.

        I will also provide proof of my company's state and local licenses, certificate(s) of insurance for the required insurance, and the construction schedule forty-eight (48) hours prior to commencing the work.

General Contractor	Tenant Name

Authorized Signature Date	Building

Title	Suite(s)

1

QuickLinks

  Exhibit 10.6
R E C I T A L S
A G R E E M E N T
EXHIBIT "B" WORK LETTER AGREEMENT [ALLOWANCE]
SCHEDULE 1 TO EXHIBIT B
"CONTRACTOR REGULATIONS AND GUIDELINES FOR TENANT AND CAPITAL IMPROVEMENT WORK"
SCHEDULE 2 TO EXHIBIT B
COMPLIANCE FORM